As filed with the Securities and Exchange Commission on December 22, 2025
Registration No. 333-178828
Registration No. 333-211610
Registration No. 333-231593
Registration No. 333-256431
Registration No. 333-282439

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-178828
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211610
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231593
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256431
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-282439
UNDER
THE SECURITIES ACT OF 1933

Crescent Energy Finance LLC
(as successor in interest to Vital Energy, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	45-3007926
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 7200
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
VITAL ENERGY, INC.
OMNIBUS EQUITY INCENTIVE PLAN
(Full titles of the plans)
Bo Shi
General Counsel and Corporate Secretary
600 Travis Street, Suite 7200
Houston, Texas 77002
(713) 332-7001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew R. Pacey, P.C.
Anthony L. Sanderson
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
Crescent Energy Finance LLC, a Delaware limited liability company (the “Company”), as successor in interest to Venus Merger Sub II LLC, a Delaware limited liability company (“Merger Sub LLC”), as successor in interest to Vital Energy, Inc., a Delaware corporation (“Vital”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which were filed by Vital with the U.S. Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of Vital’s common stock, par value $0.01 per share (“Common Stock”), registered but unissued under each such Registration Statement as of the date hereof:
1.Registration Statement on Form S-8 (No. 333-178828), which was filed by Vital with the SEC on December 30, 2011, registering 10,000,000 shares of common stock, par value $0.01 per share, under the Vital Energy, Inc. Omnibus Equity Incentive Plan (as amended, the “Plan”);
2.Registration Statement on Form S-8 (No. 333-211610), which was filed by Vital with the SEC on May 25, 2016, registering 14,350,000 shares of Common Stock under the Plan;
3.Registration Statement on Form S-8 (No. 333-231593), which was filed by Vital with the SEC on May 20, 2019, registering 5,500,000 shares of Common Stock under the Plan;
4.Registration Statement on Form S-8 (No. 333-256431), which was filed by Vital with the SEC on May 24, 2021, registering 940,000 shares of Common Stock under the Plan; and
5.Registration Statement on Form S-8 (No. 333-282439), which was filed by Vital with the SEC on October 1, 2024, registering 990,000 shares of Common Stock under the Plan.
On December 15, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 24, 2025 (the “Merger Agreement”), by and among Crescent Energy Company, a Delaware corporation (“Crescent”), Vital, Venus Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Crescent (“Merger Sub Inc.”), and Merger Sub LLC, Crescent acquired Vital in an all-equity transaction through: (i) the merger (the “First Company Merger”) of Merger Sub Inc. with and into Vital, with Vital continuing as the surviving entity (the “Surviving Corporation”) and (ii) immediately following the First Company Merger, the merger of the Surviving Corporation (together with the First Company Merger, the “Mergers”) with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity, in each case, as set forth in the Merger Agreement. Immediately following the consummation of the Mergers, Crescent effected an internal reorganization, pursuant to which, among other things, Merger Sub LLC merged with and into the Company, with the Company surviving the merger.
As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by Vital in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration, by means of these Post-Effective Amendments, all shares of Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 22, 2025.

CRESCENT ENERGY FINANCE LLC
(as successor in interest to Vital Energy, Inc.)

By:	Crescent Energy OpCo LLC, its sole member
By:	Crescent Energy Company, its managing member

By:	/s/ Bo Shi
Name: Bo Shi
Title: General Counsel and Secretary
Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 under the Securities Act of 1933, as amended.